Exhibit 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve.wold@atk.com

ATK NAMES MARTIN C. FAGA TO BOARD OF DIRECTORS

Minneapolis, September 25, 2005 –Alliant Techsystems (NYSE: ATK) announced today that Martin C. Faga has been elected as an independent director to the company’s board of directors, effective October 30.

Mr. Faga served as the President and CEO of the Mitre Corporation from 2000 until June of this year.  He remains a member of the Mitre Board of Trustees.  Prior to joining the Mitre Corporation, Mr. Faga was the Assistant Secretary of the Air Force for Space, while simultaneously serving as the Director, National Reconnaissance Office.  In this capacity, he was responsible for overall supervision of U.S. Air Force space policies, as well as the development, acquisition and operation of U.S. satellite reconnaissance programs.  Mr Faga previously served as the Staff Director of the Subcommittee on Program and Budget in the United States Congress.  He is a graduate of Lehigh University where he earned both a Bachelors Degree and Masters Degree in Electrical Engineering.

ATK is a $3.4 billion advanced weapon and space systems company employing approximately 15,000 people in 22 states.  News and information can be found on the Internet at www.atk.com.

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